Exhibit 99.1

Cerecor Appoints Peter Greenleaf as Chief Executive Officer

BALTIMORE, MD — March 28, 2018 — Cerecor, Inc. (NASDAQ: CERC) today announced that its Board of Directors has appointed Peter Greenleaf as Chief Executive Officer. Mr. Greenleaf has served on the Company’s board since May 2017. He brings to Cerecor over two decades of biopharmaceutical experience, having most recently served as Chairman and CEO of Sucampo Pharmaceuticals and led the company’s acquisition by Mallinckrodt Pharmaceuticals for $1.2 billion. Throughout his career, Mr. Greenleaf has demonstrated a track record for creating shareholder value through solid commercial execution and efficient drug development.

“Peter and I began this journey together about 10 months ago,” said Steven Boyd, a director of Cerecor and Chief Investment Officer of its majority stockholder, Armistice Capital, LLC. “I could not think of a better leader to take Cerecor to the next level. Mr. Greenleaf has successfully executed a hybrid strategy of specialty pharmaceutical and biotech. His pediatric commercial experience and orphan drug development expertise are perfectly suited to Cerecor’s strategy. I look forward to working closely with him to create value for patients, our employees, and shareholders.”

Peter Greenleaf added, “Cerecor is experiencing a time of rapid growth and I intend to integrate its base businesses while building the people, processes, and culture necessary to succeed in today’s pharmaceutical industry. With untapped opportunities for growth in the pediatric business plus a diverse pipeline of novel product candidates in orphan and specialty indications, I believe Cerecor’s platform is poised for success. I intend to aggressively build upon its foundation both organically and inorganically. I want to thank the Board for this appointment and am excited to be part of Cerecor during this time.”

Mr. Greenleaf has served on the Cerecor Board since May 2017, and will remain on the Board going forward.  Because he will be an employee of the Company, he is stepping off the Audit and Compensation Committees.  Independent directors Isaac Blech and Phil Gutry will take his place on those committees, respectively. Until February 2018, Mr. Greenleaf served as Chairman and Chief Executive Officer of Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP), positions he held since March 2014. Sucampo was focused on the development and commercialization of medicines to meet major unmet medical needs of patients worldwide and was sold in February 2018 to Mallinckrodt Pharmaceuticals . From June 2013 to March 2014, Mr. Greenleaf served as Chief Executive Officer and a member of the board of directors of Histogenics Corporation, a regenerative medicine company. From 2006 to 2013, Mr. Greenleaf was employed by MedImmune LLC, the global biologics arm of AstraZeneca, where he most recently served as President. From January 2010 to June 2013, Mr. Greenleaf also served as President of MedImmune Ventures, a wholly owned venture capital fund within the AstraZeneca Group. Prior to serving as President of MedImmune, Mr. Greenleaf was its Senior Vice President, Commercial Operations, responsible for its commercial, corporate development and strategy functions. Mr. Greenleaf has also held senior commercial roles at Centocor Biotech, Inc. (now Janssen Biotech, Johnson & Johnson) from 1998 to 2006, and at Boehringer Mannheim G.m.b.H. (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf currently chairs the Maryland Venture Fund Authority, whose vision is to oversee implementation of InvestMaryland, a public-private partnership to spur venture capital investment in the state. He is also a member of the board of directors of the Biotechnology Industry Organization (BIO), where he serves on the Governing Boards of the Emerging Companies and Health Sections. Mr. Greenleaf earned a M.B.A degree from St. Joseph’s University and a B.S. degree from Western Connecticut State University. Mr. Greenleaf’s experience in the biopharmaceutical industry has made him a valuable member of our Board.

Cerecor also announced today that Robert Moscato, the company’s President and Chief Operating Officer, has resigned. “We thank Rob for his service and wish him well in his future endeavors” said Dr Uli Hacksell, Chairman of the Board.

About Cerecor

Cerecor is a biopharmaceutical company focused on near term goal of becoming the leading U.S. pediatric pharmaceutical company while developing innovative therapies that make a difference in the lives of patients. The Company’s pipeline is led by CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications. Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406. The Company’s R&D efforts are supported by revenues from its franchise of commercial medications led by Poly-Vi-Flor® (multivitamin and fluoride supplement tablet, chewable) and Tri-Vi-Flor® (multivitamin and fluoride supplement suspension/drops).  in February 2018, the Company added to its marketed product portfolio by acquiring Karbinal™ ER, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.

For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio, and new product candidates that could be in-licensed, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: reliance on key personnel, including Mr. Greenleaf; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries

Maggie Beller

Russo Partners LLC

Maggie.Beller@RussoPartnersLLC.com

646-942-5631